UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2019
 RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-14428	98-0141974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Renaissance House, 12 Crow Lane, Pembroke, Bermuda         HM 19
(Address of Principal Executive Office)         (Zip Code)
(441) 295-4513
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, Par Value $1.00 per share	RNR	The New York Stock Exchange
Series C 6.08% Preference Shares, Par Value $1.00 per share	RNR PRC	The New York Stock Exchange
Series E 5.375% Preference Shares, Par Value $1.00 per share	RNR PRE	The New York Stock Exchange
Depositary Shares, each representing a 1/1,000th interest in a Series F 5.750% Preference Share, Par Value $1.00 per share	RNR PRF	The New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement.
Amended and Restated Letter of Credit Reimbursement Agreement
Effective as of November 7, 2019, Renaissance Reinsurance Ltd. (“RRL”) entered into a letter of credit facility (the “Facility”), evidenced by an amended and restated letter of credit reimbursement agreement (the “Reimbursement Agreement”), by and among RRL, as borrower, ING Bank N.V., London Branch (“ING”), as agent (the “Agent”) and as a lender, Bank of Montreal, London Branch, as a lender (“BMO”), and Citibank Europe plc, as a lender (“CEP”, and, together with BMO and ING, the “Lenders”), and secured by certain ancillary agreements. The Reimbursement Agreement amends and restates a letter of credit reimbursement agreement, dated as of November 23, 2015 (as amended, restated, supplemented or otherwise modified), by and among RRL, the Lenders and the agents party thereto (the “Existing Agreement”).
The Existing Agreement provided for the issuance by the Lenders of two letters of credit for the account of RRL to support business written by RRL’s Lloyd’s syndicate, Syndicate 1458: one denominated in U.S. Dollars, which is currently outstanding in the amount of $255 million, and one denominated in Pounds, which has previously been cancelled.  The Reimbursement Agreement increases the letter of credit denominated in U.S. Dollars (the “U.S. Dollar LOC”) to $290 million. If there is no existing default and upon notice to the Agent, RRL may, from time to time, request that the U.S. Dollar LOC be amended to increase the stated amount or issue a new letter of credit denominated in U.S. Dollars, in an aggregate amount for all such increases or issuances not to exceed $140 million. The Facility terminates four years from the date of notice from ING to the beneficiary of the letters of credit issued under the Facility, which notice is required to be given not later than December 31, 2019, unless such date is extended with the consent of all the Lenders.
Under the Reimbursement Agreement and related pledge and security agreement between RRL and ING, as collateral agent, RRL is obligated to pledge to the Lenders at all times during the term of the Facility certain eligible securities with a collateral value (determined as provided in the Reimbursement Agreement) that, (i) after a Full Collateralization Event (as defined in the Reimbursement Agreement) occurs, equals or exceeds, at RRL’s election, 100% of the aggregate amount of its then-outstanding letters of credit, (ii) after a Partial Collateralization Event (as defined in the Reimbursement Agreement) occurs, greater than or equal to 60% but less than 100% of the aggregate amount of its then-outstanding letters of credit, and (iii) prior to the occurrence of a Full Collateralization Event or Partial Collateralization Event, 0% of the aggregate amount of its then-outstanding letters of credit. Letter of credit fees, which vary based on the level of collateralization of the Facility, and certain other fees will be payable pursuant to the terms of the Reimbursement Agreement.
In the Reimbursement Agreement, RRL makes representations and warranties that are customary for facilities of this type and agrees that it will comply with certain informational undertakings, including those regarding the delivery of quarterly and annual financial statements, and other covenants, including maintaining a minimum net worth. If an Event of Default (as defined in the Reimbursement Agreement) should occur under the Facility and be continuing, the Lenders may exercise certain remedies, including declaring all outstanding obligations of RRL under the Reimbursement Agreement and related credit documents due and payable and taking certain actions with respect to the collateral pledged by RRL (including the sale thereof).
Certain Lenders and their affiliates have performed commercial banking, investment banking and advisory services for RRL and/or its affiliates from time to time for which they have received customary fees and reimbursement of expenses. The Lenders and the Agent may from time to time engage in transactions with and perform services for RRL and its affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

The description of the Facility contained herein is qualified in its entirety by reference to the Reimbursement Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.
The disclosure set forth in Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit #    Description

10.1
Amended and Restated Letter of Credit Reimbursement Agreement, by and among Renaissance Reinsurance Ltd., as borrower, ING Bank N.V., London Branch, as agent and as a lender, Bank of Montreal, London Branch, as a lender, and Citibank Europe plc, as a lender

101	Pursuant to Rule 406 of Regulation S-T, the cover page information in formatted in Inline XBRL

104	Cover Page Interactive Data File (embedded within the Inline XBRL document and included in Exhibit 101)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date:	By:	/s/ Stephen H. Weinstein
November 12, 2019		Stephen H. Weinstein
Senior Vice President, Group General Counsel and Corporate Secretary